Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Dawson Operating LLC, a Texas limited liability company

Eagle Canada, Inc., a Delaware corporation

Dawson Seismic Services Holdings, Inc., a Delaware corporation

Eagle Canada Seismic Services ULC, a Canadian corporation

Tidelands Geophysical Co., Inc., a Texas corporation

Exploration Surveys, Inc., a Texas corporation